EXHIBIT 99.1

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES

(in thousands)

(Unaudited)

      EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the generally accepted accounting principle ("GAAP") measures of net income and net cash provided by operating activities because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Net income	$36,480	$88,039	$66,073	$631,246
Depletion, depreciation and amortization	103,979	87,984	196,117	170,390
Impairment of long-lived assets	17,891	—	17,891	—
Exploration and abandonments	69,790	41,618	146,162	124,260
Hurricane activity	47,000	—	66,000	42,000
Loss on extinguishment of debt	—	8,076	—	8,076
Accretion of discount on asset retirement obligations	2,146	1,154	4,204	2,302
Interest expense	30,502	22,766	58,996	59,342
Income tax provision	16,284	50,207	32,203	70,924
Loss on disposition of assets, net	1,802	3,403	1,542	3,476
Discontinued operations	(61)	(1,002)	(2,167)	(540,655)
Current income taxes on discontinued operations	202	8,545	4,698	152,575
Cash exploration expense on discontinued operations	—	634	—	2,145
Commodity hedge related activity	4,734	(6,061)	10,633	(5,553)
Amortization of stock-based compensation	8,617	10,824	16,355	18,310
Amortization of deferred revenue	(45,322)	(47,886)	(90,356)	(95,835)
Other noncash items	3,125	4,892	(3,152)	7,591

EBITDAX (a)	297,169	273,193	525,199	650,594

Cash interest expense	(26,015)	(20,648)	(49,783)	(54,177)
Current income taxes	36,142	(8,529)	26,493	(156,315)

Discretionary cash flow (b)	307,296	244,016	501,909	440,102

Cash exploration expense	(26,869)	(24,898)	(56,276)	(56,469)
Changes in operating assets and liabilities	(63,065)	(60,472)	(98,274)	93,251

Net cash provided by operating activities	$217,362	$158,646	$347,359	$476,884

_____________

(a)

"EBITDAX" represents earnings before depletion, depreciation and amortization expense; impairment of long-lived assets; exploration and abandonments; noncash hurricane activity; loss on extinguishment of debt; accretion of discount on asset retirement obligations; interest expense; income taxes; loss on the disposition of assets; noncash effects from discontinued operations; commodity hedge related activity; stock-based compensation; amortization of deferred revenue; and other noncash items.

(b)	Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and before cash exploration expense.